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                                                                    EXHIBIT 23.4

                                [IDC Letterhead]

                                            February 24, 2003

To
Sify Limited
Tidel Park, 2nd Floor
No. 4, Canal Bank Road, Taramani
Chennai 600 113
India

Gentlemen:

You have approval to use the following statistics prepared by International Data Corporation ("IDC") in public filings made or to be made with the United States Securities and Exchange Commission:

         - IDC estimates that the number of Indian Internet users will grow from approximately 4.4 million in 2000 to approximately
                  37.6 million in 2005. (Source: IDC #IIM-00/09 dated June 2001 Report Title: The Emerging e-commerce Market in India,
                  Analyst: Chandra M. Sharan & Anika Raja)

         - IDC estimates that the Indian installed personal and network computer base will grow from approximately 4.2 million in 2000 to approximately 19.65 million in 2004. (Source: IDC #11M-00/09 dated June 2001, Report Title: The Emerging e-commerce market in India, Analyst: Chandra M. Sharan & Anika
                  Raja)

         - IDC estimates that Indian Internet commerce revenues will increase from approximately $393 million in 2000 to approximately $27 billion in 2005. (Source: IDC #IIM-00/09 dated June 2001, Report Title: the Emerging e-commerce Market In India, Analyst: Chandra M. Sharan & Anika Raja)

         - IDC estimates that India had an installed base of approximately 4.2 million personal computers in 2000. (Source:
                  IDC #11M-00/09 dated June 2001, Report Title: The Emerging e-commerce market in India, Analyst: Chandra M. Sharan & Anika
                  Raja)

/s/ V. Shekhar Avasthy
Regards,
Shekhar
(V. Shekhar Avasthy)
HEAD-INTERNET, COMMUNICATIONS AND CONVERGENCE RESEARCH